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                                   EXHIBIT 8

                Tax Opinion of Silver, Freedman & Taff, L.L.P.
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         [LETTERHEAD OF SLIVER, FREEDMAN & TAFF, L.L.P. APPEARS HERE]

                                  May 7, 1996



Board of Directors
Imperial Thrift and Loan Association
700 North Central Avenue, Suite 600
Glendale, California 91203

Board Members:

     In connection with the proposed reorganization of Imperial Thrift and Loan Association ("Imperial"), we render the following opinion of counsel.

                                     FACTS
                                     -----

     Imperial is an industrial loan company which is organized under the laws of the State of California and, as of the above date, Imperial has 20,000,000 shares of authorized common stock with no par value, 7,820,500 of which shares are issued and outstanding, and 5,000,000 shares of preferred stock with no par value, none of which are outstanding.

     ITLA Capital Corporation ("Holding") is a corporation organized under the laws of the State of Delaware and, as of the above date, Holding has 20,000,000 shares of authorized common stock, par value $.01 per share, none of which are issued and outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Prior to the consummation of the proposed reorganization, Holding will issue one (1) share of its common stock to its incorporator for a purchase price of Ten Dollars ($10.00).

     ITLA Corp. ("ITLA Corp.") is a corporation organized under the laws of the State of California which is proposed to be a subsidiary of Holding and, as of the above date, has authorized 100 shares of common stock, par value $.01 per share, none of which are issued and outstanding. Prior to the consummation of the proposed reorganization, Holding will acquire one (1) share of
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Board of Directors
May 7, 1996
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ITLA Corp. common stock for a purchase price of Ten Dollars ($10.00) and ITLA
Corp. will thereby become a wholly-owned subsidiary of Holding.

     The Board of Directors of Imperial believes that a holding company structure will provide for increased flexibility in future operations, diversification and acquisitions. The business activities under the holding company structure will not be subject to the restrictions otherwise applicable to federal thrift institutions. Furthermore, the holding company form provides a vehicle to acquire additional thrift institutions which can maintain their independent and separate existence. Accordingly, the following transaction has been proposed:

     (i) Pursuant to a Merger Agreement and Plan of Reorganization among Imperial, Holding and ITLA Corp., ITLA Corp. will merge with and into Imperial in accordance with Imperial's Articles of Incorporation and applicable law with Imperial being the surviving entity. Each share of the ITLA Stock will be converted into one share of Imperial common stock and the ITLA Stock will be canceled and cease to be outstanding. Imperial will survive the merger and acquire all the assets and be subject to all the liabilities of ITLA Corp., if any. The corporate existence of ITLA Corp. will cease.

     (ii) Upon the effective date of the merger, each share of Imperial common stock outstanding shall, without any action on the part of the holder thereof, Imperial or Holding, be converted and exchanged into one share of Holding common stock. There will be no fractional shares of Holding common stock issued in the exchange nor cash paid in lieu of fractional shares.

     (iii)  Upon the effective date of the merger, Holding will redeem the one
(1) share of its common stock issued to its incorporator for a redemption price of Ten Dollars ($10.00).

     (iv) All savings accounts of Imperial outstanding immediately prior to the reorganization will remain savings accounts of Imperial immediately after the reorganization.

     (v) Each option to purchase shares of Imperial common stock under the 1995 Employee Stock Incentive Plan and the 1995 Stock Option Plan for Non-Employee Directors of Imperial outstanding on the effective date of the merger will be automatically converted into an identical option, with identical prices, terms and conditions, to purchase an identical number of shares of Holding common stock.

     As a result of the consummation of the proposed transaction, the former shareholders of Imperial will wholly-own Holding stock in the same proportions that they owned Imperial stock immediately before the consummation of the proposed transaction and Imperial will be a wholly-owned subsidiary of Holding.
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Board of Directors
May 7, 1996
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     The following assumptions have been made in connection with our opinions relating to the proposed transaction:

     (a) The fair market value of the Holding common stock received by each Imperial shareholder will be approximately equal, in each instance, to the fair market value of the Imperial common stock surrendered in the exchange.

     (b) There is no plan, intention or other arrangement on the part of the holders of five percent (5%) or more of Imperial common stock and, to the best knowledge of management of the Imperial, there is no plan, intention or other arrangement on the part of the other holders of Imperial common stock, to sell, exchange or otherwise dispose of a number of shares of Holding common stock received in the transaction which would reduce such holders' ownership of Holding common stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding stock of Imperial as of the same date. For the purpose of this representation, shares of Imperial common stock and shares of Holding common stock held by Imperial shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the transaction will be considered in making this representation.

     (c) Following the transaction, Imperial will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of ITLA Corp.'s net assets and at least 70 percent of the fair market value of ITLA Corp.'s gross assets held immediately prior to the consummation of the transaction. For purposes of this representation, amounts used by Imperial or ITLA Corp. to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Imperial are included as assets of Imperial or ITLA Corp., respectively, immediately prior to the transaction.

     (d) Prior to the transaction, Holding will be in control of ITLA Corp. within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     (e) Imperial has no plan or intention to issue additional shares of its common stock that would result in Holding losing control of Imperial within the meaning of Section 368(c) of the Code.

     (f) Holding has no plan or intention to reacquire any of its common stock issued in the transaction except for one of its shares which will be issued to its incorporator prior to the merger.

     (g) Holding has no plan or intention to liquidate Imperial, merge Imperial with or into another corporation, sell or otherwise dispose of any outstanding common stock of Imperial, or cause Imperial to sell or otherwise dispose of any of its assets or any of the assets acquired from ITLA
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Board of Directors
May 7, 1996
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Corp., except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Imperial.

     (h) ITLA Corp. will have no liabilities assumed by Imperial and will not transfer to Imperial any assets subject to liabilities in the transaction.

     (i) Following the transaction, Imperial will continue its historic business or use a significant portion of its historic business assets in a business.

     (j) There is no intercorporate indebtedness existing between Holding and Imperial or between ITLA Corp. and Imperial that was issued, acquired or will be settled at a discount.

     (k) In the transaction, shares of Imperial common stock representing control of Imperial, as defined in Section 368(c) of the Code, will be exchanged solely for common stock of Holding.

     (l) Holding does not own, nor has it owned during the past five years, any shares of the capital stock of Imperial.

     (m) None of the parties to the proposed transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (n) Imperial is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (o) On the date of the transaction, the fair market value of the assets of Imperial will exceed the sum of its liabilities plus the amount of the liabilities, if any, to which the assets are subject.

     (p) Imperial has sufficient current and accumulated earnings and profits for tax purposes such that the distribution, i.e. the cash dividend, will not result in the recapture of any portion of the bad debt reserves of Imperial under Section 593(e) of the Code.

     (q) None of the compensation received by any shareholder-employees of Imperial will be separate consideration for, or allocable to, any of their shares of Imperial stock. None of the shares of Holding stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.
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Board of Directors
May 7, 1996
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                                    OPINION
                                    -------

     Based solely on the information contained herein, including the assumptions set forth hereinabove, we are of the following opinion:

     (1) Provided the proposed merger of ITLA Corp. with and into Imperial qualifies as a merger under applicable law, the proposed transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. The reorganization will not be disqualified by reason of the fact that stock of Holding is used in the transaction (Section 368(a)(2)(E) of the Code). It will also not be disqualified by the substitution of Holding stock options for Imperial stock options as discussed above (Rev. Rul. 70-269, 1970-1 C.B. 81). Holding, ITLA Corp. and Imperial will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized to ITLA Corp. on the transfer of substantially all of its assets to Imperial (Section 361(a) of the Code).

     (3) No gain or loss will be recognized to Imperial on the receipt by Imperial of substantially all of the assets of ITLA Corp. in exchange for Imperial common stock (Section 1032(a) of the Code).

     (4) Imperial's basis in each ITLA Corp. asset received in the transaction will be the same as the basis of those assets in the hands of ITLA Corp. immediately prior to the transaction (Section 362(b) of the Code).

     (5) Imperial's holding period in each ITLA Corp. asset will include the period during which ITLA Corp. held such asset (Section 1223(2) of the Code).

     (6) No gain or loss will be recognized by Holding upon the receipt of Imperial common stock (Section 354(a)(1) of the Code).

     (7) No gain or loss will be recognized by the shareholders of Imperial on the exchange of their Imperial common stock solely for an identical number of shares of Holding common stock (Section 354(a)(1) of the Code).
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Board of Directors
May 7, 1996
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     (8)  Each Imperial shareholder's basis in the Holding common stock received in the transaction will be the same as their basis in their Imperial common stock surrendered in the transaction (Section 358(a)(1) of the Code).

     (9) The holding period of the Holding common stock to be received by the Imperial shareholders includes the period during which the Imperial common stock surrendered in exchange therefor was held provided that the Imperial common stock was held as a capital asset in the hands of the Imperial shareholders on the date of the exchange (Section 1223(1) of the Code).

     (10) The net operating losses of Imperial, if any, will not be reduced or eliminated by reason of the proposed reorganization under Section 382 of the Code.

     No opinion is expressed as to the tax treatment of the transaction under other provisions of the Code and Income Tax Regulations or about the tax treatment of any conditions existing at the time of or effects resulting from the transaction that are not specifically covered in our opinions hereinabove including the tax treatment of the receipt of cash by dissenting shareholders, if any, and the associated tax consequences to Imperial or Holding resulting therefrom. The payment of cash for dissenting shares will, for federal income tax purposes, constitute a redemption of stock by Imperial that could result in taxable income to Imperial.

                                  Sincerely,

                                  SILVER, FREEDMAN & TAFF, L.L.P.



                                  BY:  /s/ Barry P. Taff, P.C.
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